EPR-Technologies, Inc.

FINANCIAL STATEMENT (UNAUDITED)

BALANCE SHEET (UNAUDITED) As of 31 December 2025

Statement of Financial Position for Year Ended December 31, 2025

Assets

Current Assets ($): 2025 = 0; 2024 = 0

Cash and Cash Equivalents ($): 2025 = 115; 2024 = 115

Total Current Assets ($): 2025 = 115; 2024 = 115

Total Assets ($): 2025 = 115; 2024 = 115

Equity

Additional Paid in Capital ($): 2025 = 0; 2024 = 0

Accumulated Deficit ($): 2025 = 0; 2024 = 0

Total Equity ($): 2025 = 0; 2024 = 0

Total Liabilities and Equity ($): 2025 = 0; 2024 = 0

Statement of Operations for Year Ended December 31, 2025

Revenue ($): 2025 = 0; 2024 = 0

Cost of Sales ($): 2025 = 0; 2024 = 0

Gross Profit ($): 2025 = 0; 2024 = 0

Operating Expenses

General and Administrative ($): 2025 = 0; 2024 = 0

Total Operating Expenses ($): 2025 = 0; 2024 = 0

Operating Income (loss) ($): 2025 = 0; 2024 = 0

Provision for Income Tax ($): 2025 = 0; 2024 = 0

Net Income (loss) ($): 2025 = 0; 2024 = 0

Statement of Cash Flows for Year Ended December 31, 2025

Operating Activities

Net Income (Loss) ($): 2025 = 0; 2024 = 0

Adjustments to reconcile Net Income to Net Cash provided by operations:

Total Adjustments ($): 2025 = 0; 2024 = 0

Net Cash provided by (used in) Operating Activities ($): 2025 = 0; 2024 = 0

Financing Activities

Additional Paid in Capital ($): 2025 = 0; 2024 = 0

Net Cash provided by (used in) Financing Activities ($): 2025 = 0; 2024 = 0

Cash at the beginning of period ($): 2025 = 115; 2024 = 115

Net Cash increase (decrease) for period ($): 2025 = 0; 2024 = 0

Cash at end of period ($): 2025 = 115; 2024 = 115

Statement of Changes in Shareholder Equity

Balance at 31 Dec 2025:

Common Stock # of Shares Amount = 69,000,000; Preferred Stock # of Shares Amount = 64,245,161

Additional Paid in Capital ($): 0

Net Income (Loss) ($): 0

Stockholder' Equity: Common stock, par value $0.50; 100,000,000 shares authorized; 69,000,000 issued as of 13 June 2006.

Preferred stock, par value $0.50; 100,000,000 shares authorized; 64,245,161 issued as of 13 June 2006.

NOTE 1 - NATURE OF OPERATIONS

EPR-Technologies, Inc. was formed on 13 June 2006 in the State of Arizona. The balance sheet of EPR-Technologies, Inc. (which may be referred to as the "Company", "we," "us," or "our") are prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The Company's headquarters are located in Gaithersburg, Maryland.

EPR-Technologies, Inc., is developing, designing, manufacturing, marketing, and selling Emergency Preservation catheter kits and equipment to induce rapid profound hypothermia (temporary suspended animation) to provide one more chance at survival when standard cardiopulmonary resuscitation fails.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation: The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("US GAAP").

Use of Estimates: The preparation of balance sheet in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments: Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company's assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets; Level 2: Include other inputs that are directly or indirectly observable in the marketplace; and Level 3: Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of Inception. Fair values were assumed to approximate carrying values because of their short term in nature or they are payable on demand.

Risks and Uncertainties: The Company has a limited operating history and has not generated revenue from intended operations. The Company's business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include:

  Our business projections are only projections: There can be no assurance that the Company will meet our projections. There can be no assurance that the Company will be able to find sufficient demand for our product, that people think it's a better option than a competing product, or that we will able to provide the service at a level that allows the Company to make a profit and still attract business.
  The transferability of the Securities you are buying is limited: Any Preferred Stock purchased through this crowdfunding campaign is subject to SEC limitations of transfer. This means that the stock/note that you purchase cannot be resold for a period of one year. The exception to this rule is if you are transferring the stock back to the Company, to an "accredited investor," as part of an offering registered with the Commission, to a member of your family, trust created for the benefit of your family, or in connection with your death or divorce.
  Your investment could be illiquid for a long time: You should be prepared to hold this investment for several years or longer. For the 12 months following your investment there will be restrictions on how you can resell the securities you receive. More importantly, there is no established market for these securities and there may never be one. As a result, if you decide to sell these securities in the future, you may not be able to find a buyer. The Company may be acquired; however, that may never happen, or it may happen at a price that results in you losing money on this investment.
  We may not have enough capital as needed and may be required to raise more capital: We anticipate needing access to credit in order to support our working capital requirements as we grow. Although interest rates are low, it is still a difficult environment for obtaining credit on favorable terms. If we cannot obtain credit when we need it, we could be forced to raise additional equity capital, modify our growth plans, or take some other action. Issuing more equity may require bringing on additional investors. Securing these additional investors could require pricing our equity below its current price. If so, your investment could lose value as a result of this additional dilution. In addition, even if the equity is not priced lower, your ownership percentage would be decreased with the addition of more investors. If we are unable to find additional investors willing to provide capital, then it is possible that we will choose to cease our sales activity. In that case, the only asset remaining to generate a return on your investment could be our intellectual property. Even if we are not forced to cease our sales activity, the unavailability of credit could result in the Company performing below expectations, which could adversely impact the value of your investment.
  Terms of subsequent financings may adversely impact your investment: We will likely need to engage in common equity, debt, or preferred stock financings in the future, which may reduce the value of your investment in the Preferred Stock. Interest on debt securities could increase costs and negatively impact operating results. Additional Preferred Stock could be issued in series from time to time with such designation, rights, preferences, and limitations as needed to raise capital. The terms of the new Preferred Stock could be more advantageous to those investors than to the holders of Common Stock or Preferred Stock. In addition, if we need to raise more equity capital from the sale of Preferred Stock, institutional or other investors may negotiate terms that are likely to be more favorable than the terms of your investment, and possibly a lower purchase price per share.
  Management Discretion as to Use of Proceeds: Our success will be substantially dependent upon the discretion and judgment of our management team with respect to the application and allocation of the proceeds of this Offering. The use of proceeds described below is an estimate based on our current business plan. We, however, may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so.
  Projections: Forward Looking Information: Any projections or forward-looking statements regarding our anticipated financial or operational performance are hypothetical and are based on management's best estimate of the probable results of our operations and will not have been reviewed by our independent accountants. These projections will be based on assumptions which management believes are reasonable. Some assumptions invariably will not materialize due to unanticipated events and circumstances beyond management's control. Therefore, actual results of operations will vary from such projections, and such variances may be material. Any projected results cannot be guaranteed.
  The amount raised in this offering may include investments from company insiders or immediate family members: Officers, directors, executives, and existing owners with a controlling stake in the company (or their immediate family members) may make investments in this offering. Any such investments will be included in the raised amount reflected on the campaign page.
  We may never have an operational product or service: It is possible that there may never be an operational EPR-Technologies approved product line or that the product may never be used to engage in transactions. It is possible that the failure to release the product is the result of a change in business model upon Company's making a determination that the business model, or some other factor, will not be in the best interest of Company and its stockholders/members/creditors.
  Some of our products are still in prototype phase and might never be operational products: It is possible that there may never be an operational product or that the product may never be used to engage in transactions. It is possible that the failure to release the product is the result of a change in business model upon the Company's making a determination that the business model, or some other factor, will not be in the best interest of the Company and its stockholders.
  Developing new products and technologies entails significant risks and uncertainties: We are currently in the research and development stage and have only manufactured a prototype for our EPR-Technologies approved product line. Delays or cost overruns in the development of our EPR-Technologies approved product line and failure of the product to meet our performance estimates may be caused by, among other things, unanticipated technological hurdles, difficulties in manufacturing, changes to design and regulatory hurdles. Any of these events could materially and adversely affect our operating performance and results of operations.
  Minority Holder; Securities with No Voting Rights: The equity that an investor is buying has no voting rights attached to them. This means that you will have no rights in dictating on how the Company will be run. You are trusting in management discretion in making good business decisions that will grow your investments. Furthermore, in the event of a liquidation of our company, you will only be paid out if there is any cash remaining after all of the creditors of our company have been paid out.
  You are trusting that management will make the best decision for the company: You are trusting in management discretion. You are buying securities as a minority holder, and therefore must trust the management of the Company to make good business decisions that grow your investment.
  Insufficient Funds: The company might not sell enough Preferred Stock in this offering to meet its operating needs and fulfill its plans, in which case it will cease operating and you will get nothing. Even if we sell all the common stock we are offering now, the Company will (possibly) need to raise more funds in the future, and if it can't get them, we will fail. Even if we do make a successful offering in the future, the terms of that offering might result in your investment in the company being worth less, because later investors might get better terms.
  Our new product could fail to achieve the sales projections we expected: Our growth projections are based on an assumption that with an increased advertising and marketing budget our products will be able to gain traction in the marketplace at a faster rate than our current products have. It is possible that our new products will fail to gain market acceptance for any number of reasons. If the new products fail to achieve significant sales and acceptance in the marketplace, this could materially and adversely impact the value of your investment.
  We face significant market competition: Currently, EPR-Technologies has no competition known to us. But there can be no assurance that competitors in the future will not render our technology or products obsolete or that the products developed by us will be preferred to any existing or newly developed technologies. It should further be assumed that competition will intensify if we are successful.
  We are an early-stage company and have not yet generated any profits: EPR-Technologies, Inc., was incorporated in the State of Arizona on August 24, 2016. Accordingly, the Company has a limited history upon which an evaluation of its performance and future prospects can be made. Our current and proposed operations are subject to all business risks associated with new enterprises. These include likely fluctuations in operating results as the Company reacts to developments in its market, managing its growth and the entry of competitors into the market. We will only be able to pay dividends on any shares once our directors determine that we are financially able to do so. EPR-Technologies has not incurred any net loss and has had no revenues generated since inception. There is no assurance that we will be profitable in the next 3 years or generate sufficient revenues to pay dividends to the holders of the shares.
  We are an early-stage company and have limited revenue and operating history: The Company has a short history, few customers, and effectively no revenue. If you are investing in this company, it's because you think that EPR-Technologies capabilities, products, and services are a good idea, that the team will be able to successfully market, and sell the product or service, that we can price them right and sell them to enough peoples so that the Company will succeed. Further, we have never turned a profit and there is no assurance that we will ever be profitable.
  Our trademarks, copyrights and other intellectual property could be unenforceable or ineffective: Intellectual property is a complex field of law in which few things are certain. It is possible that competitors will be able to design around our intellectual property, find prior art to invalidate it, or render the patents unenforceable through some other mechanism. If competitors are able to bypass our trademark and copyright protection without obtaining a sublicense, it is likely that the Company's value will be materially and adversely impacted. This could also impair the Company's ability to compete in the marketplace. Moreover, if our trademarks and copyrights are deemed unenforceable, the Company will almost certainly lose any potential revenue it might be able to raise by entering into sublicenses. This would cut off a significant potential revenue stream for the Company.
  The cost of enforcing our trademarks and copyrights could prevent us from enforcing them: Trademark and copyright litigation has become extremely expensive. Even if we believe that a competitor is infringing on one or more of our trademarks or copyrights, we might choose not to file suit because we lack the cash to successfully prosecute a multi-year litigation with an uncertain outcome; or because we believe that the cost of enforcing our trademark(s) or copyright(s) outweighs the value of winning the suit in light of the risks and consequences of losing it; or for some other reason. Choosing not to enforce our trademark(s) or copyright(s) could have adverse consequences for the Company, including undermining the credibility of our intellectual property, reducing our ability to enter into sublicenses, and weakening our attempts to prevent competitors from entering the market. As a result, if we are unable to enforce our trademark(s) or copyright(s) because of the cost of enforcement, your investment in the Company could be significantly and adversely affected.
  The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business: To be successful, the Company requires capable people to run its day to day operations. As the Company grows, it will need to attract and hire additional employees in sales, marketing, design, development, operations, finance, legal, human resources and other areas. Depending on the economic environment and the Company's performance, we may not be able to locate or attract qualified individuals for such positions when we need them. We may also make hiring mistakes, which can be costly in terms of resources spent in recruiting, hiring and investing in the incorrect individual and in the time delay in locating the right employee fit. If we are unable to attract, hire and retain the right talent or make too many hiring mistakes, it is likely our business will suffer from not having the right employees in the right positions at the right time. This would likely adversely impact the value of your investment.
  Our ability to sell our product or service is dependent on outside government regulation which can be subject to change at any time: Our ability to sell product is dependent relevant government laws and regulations. The laws and regulations concerning the selling of product may be subject to change and if they do then the selling of product may no longer be in the best interest of the Company. At such point the Company may no longer want to sell product and therefore your investment in the Company may be affected.
  We rely on third parties to provide services essential to the success of our business: We rely on third parties to provide a variety of essential business functions for us, including manufacturing, shipping, accounting, legal work, public relations, advertising, retailing, and distribution. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. It is possible that we will experience delays, defects, errors, or other problems with their work that will materially impact our operations and we may have little or no recourse to recover damages for these losses. A disruption in these key or other suppliers' operations could materially and adversely affect our business. As a result, your investment could be adversely impacted by our reliance on third parties and their performance.
  The Company plans to file patent applications, which might be vulnerable: One of the Company's most valuable assets is its intellectual property. The Company's intellectual property such as patents, trademarks, copyrights, Internet domain names, and trade secrets may not be registered with the proper authorities. We believe one of the most valuable components of the Company is our intellectual property portfolio. Due to the value, competitors may misappropriate or violate the rights owned by the Company. The Company intends to continue to protect its intellectual property portfolio from such violations. It is important to note that unforeseeable costs associated with such practices may invade the capital of the Company due to its unregistered intellectual property.

These adverse conditions could affect the Company's financial condition and the results of its operations.

Cash and Cash Equivalents: For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition: The Company will recognize revenues from the sale, maintenance, and monitoring of emergency preservation catheter kits and equipment transactions when (a) pervasive evidence that an agreement exists, (b) the product or service has been delivered, (c) the prices are fixed and determinable and not subject to refund or adjustment, and (d) collection of the amounts due are reasonably assured.

Income Taxes: The Company applies ASC 740 Income Taxes ("ASC 740"). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities. ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is "more likely than not" that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

Concentration of Credit Risk: The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be creditworthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Recent Accounting Pronouncements: The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our balance sheet.

NOTE 3 - COMMITMENTS AND CONTINGENCIES

The Company is not currently involved with, and does not know of any pending or threatening litigation against the Company or its member.

NOTE 4 - STOCKHOLDERS' EQUITY

Common Stock: We have authorized the issuance of 61,000,000 shares of our common stock with par value of $0.50.

Preferred Stock: We have authorized the issuance of 61,245,161 shares of our common stock with par value of $0.50.

5 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events that occurred after 31 December 2023 through 01 Apr 2025 approximately for SEC Filing. There have been no other events or transactions during this time that would have a material effect on the balance sheet.

I, Lyn Yaffe, the Co-Founder, Chairman, CEO, and Acting Secretary/Treasurer of EPR-Technologies, Inc., hereby certify that the financial statements of the company EPR-Technologies, Inc., and notes thereto for the periods ending 31 December 2023 (First Fiscal Year End of Review) and 31 December 2025 (Fourth Fiscal Year End of Review) included in this Form C offering statement are true and complete in all material respects and that the information below reflects accurately the information reported on our federal income tax returns.

For the year 2025 the amounts reported on our tax returns were total income of $0.00; taxable income of $0.00; and total tax of $0.00.

IN WITNESS THEREOF, this Principal Executive Officer's Financial Statement Certification has been executed as of the 26 April 2025.

Lyn Yaffe

Signature

Co-Founder, Chairman, CEO, and Acting Secretary/Treasurer

EPR-Technologies, Inc.

26 April 2025